Exhibit 99.2

Perma-Fix Announces Financial Results and Provides Business Update
for the Fourth Quarter and Full Year 2012

Significant government, international and commercial
opportunities resulting from key initiatives

Further reduces overhead and SG&A in Q1 2013 by
an additional $4.3 million on an annualized basis

ATLANTA – March 22, 2013 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the fourth quarter and full year ended December 31, 2012.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “As stated in the past, we have dramatically expanded our sales pipeline and are now bidding on a much broader scope of projects, including government, commercial and international business.  We have begun to see the positive effect of these initiatives, including some initial service contracts we have been awarded, such as a task order by the U.S. Department of Energy (DOE) for technical services at the West Valley Demonstration Project; a recent award to provide technical consulting for decontamination of the Fukushima Daiichi Nuclear Power Station; and a collaboration agreement with the Pennsylvania Department of Environmental Protection for an oil and gas development radiation study related to hydraulic fracturing.”

“We have also expanded our treatment capabilities and are pursuing very meaningful opportunities treating more complex and higher activity waste streams. For example, we believe we have treatment technologies and permitted facilities in place that could be utilized to rapidly and effectively address problematic waste streams, including tank waste at Hanford, Washington and other DOE sites around the country. We are especially pleased to announce our recent partnership with Kurion, Inc., to pursue deployment of Kurion's GeoMelt® In-Container Vitrification (ICV™) at our fixed facilities, which we believe will allow us to treat a variety of highly complex nuclear waste streams at Hanford and other sites that we believe currently have no other commercially available treatment and disposal options.”

“As a result of these and other similar initiatives in 2012, we believe we are well positioned heading into the new year. In response to the fiscal challenges we faced in 2012, we have significantly reduced our operating expenses.  During the first quarter of 2013 alone, we implemented cost savings, which we expect will reduce our overhead and SG&A by an additional $4.3 million on an annualized basis.  Although we still feel the effects of delayed government spending in the first half of 2013, we expect to achieve improved operating results and cash flow for the full year 2013.  Moreover, we believe some of the current projects we are pursuing could be transformative for the company.”

Financial Results

Revenue for the fourth quarter of 2012 was $26.7 million versus $32.8 million for the same period last year. Revenue for the Treatment Segment decreased to $11.6 million from $15.7 million for the same period in 2011. Revenue from the Services Segment was $15.1 million versus $17.1 million for the same period in 2011.

Gross profit for the fourth quarter of 2012 was $3.3 million versus $6.0 million for the fourth quarter of 2011 primarily due to lower revenue and revenue mix.  Gross margin decreased to 12.3% from 18.4% for the same period last year primarily due to lower revenue and the impact of fixed costs on our cost of goods sold.

Operating loss for the fourth quarter of 2012 was $1.7 million versus operating income of $837,000 for the fourth quarter of 2011.  Net loss attributable to common stockholders for the fourth quarter of 2012 was $3.5 million, or ($0.06) per share, versus net income of $5.6 million or $0.10 per share, for the same period in 2011.  Net loss included a charge to deferred income tax expense of $3.3 million, $1.9 million of which is due to a reserve provided for an uncertain tax position and $1.4 million was attributed to the write-off of deferred tax asset.

The Company generated Adjusted EBITDA of $77,000 from continuing operations during the quarter ended December 31, 2012, as compared to Adjusted EBITDA of approximately $2.5 million for the same period of 2011. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to income from continuing operations for the three and twelve months ended December 31, 2012 and 2011.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2012	2011	2012	2011
Net (Loss) Income from Continuing Operations	$(4,262)	$5,132	$(6,550)	$11,572

Adjustments:
Depreciation & Amortization	1,368	1,313	5,470	4,816
Interest Income	(10)	(18)	(41)	(58)
Interest Expense	176	200	818	657
Interest Expense - Financing Fees	24	28	107	207
Income Tax (benefit) expense	2,353	(4,598)	1,250	(1,095)

EBITDA	$(351)	$2,057	$1,054	$16,099

Costs in Excess of Revenue and Amortization of Acquired Contracts	428	441	2,295	441

Adjusted EBITDA	$77	$2,498	$3,349	$16,540

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended December 31, 2012		Quarter Ended December 31, 2011
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$11,598	$15,086	$15,721	$17,061
Gross profit	2,365	914	5,388	652
Segment (loss) profit	(2,967)	427	6,750	475

	Twelve Months Ended December 31, 2012		Twelve Months Ended December 31, 2011
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$45,882	$81,627	$65,836	$52,261
Gross profit	9,268	6,536	21,299	7,121
Segment (loss) profit	(450)	1,474	15,399	3,983

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Friday, March 22, 2013.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight March 29, 2013, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering conference ID: 410744.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: treatment of complex nuclear waste streams; anticipate improvement in operating results and cash flow for 2013; and current projects we are pursuing could be transformational for the Company.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2012 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2012	2011	2012	2011

Net revenues	$26,684	$32,782	$127,509	$118,097
Cost of goods sold	23,405	26,742	111,705	89,677
Gross profit	3,279	6,040	15,804	28,420

Selling, general and administrative expenses	4,565	4,735	18,390	15,564
Research and development	433	483	1,823	1,502
(Gain) loss on disposal of property and equipment	—	(15)	15	(15)
(Loss) income from operations	(1,719)	837	(4,424)	11,369

Other income (expense):
Interest income	10	18	41	58
Interest expense	(176)	(200)	(818)	(657)
Interest expense-financing fees	(24)	(28)	(107)	(207)
Loss on extinguishment of debt	—	(91)	—	(91)
Other	(1)	(2)	8	5
(Loss) income from continuing operations before taxes	(1,910)	534	(5,300)	10,477
Income tax expense (benefit)	2,352	(4,598)	1,250	(1,095)
(Loss) income from continuing operations	(4,262)	5,132	(6,550)	11,572

Income from discontinued operations, net of taxes	717	784	458	777
(Loss) gain on disposal of discontinued operations, net of taxes	—	(268)	—	1,509
Net (loss) income	(3,545)	5,648	(6,092)	13,858

Less: net income attributable to non-controlling interest	1	22	180	22

Net (loss) income attributable to common stockholders	$(3,546)	$5,626	$(6,272)	$13,836

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:

Continuing operations	$(.07)	$.09	$(.12)	$.21
Discontinued operations	.01	.01	.01	.01
Disposal of discontinued operations	—	—	—	.03
Net (loss) income per common share	$(.06)	$.10	$(.11)	$.25

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:

Continuing operations	$(.07)	$.09	$(.12)	$.21
Discontinued operations	.01	.01	.01	.01
Disposal of discontinued operations	—	—	—	.03
Net (loss) income per common share	$(.06)	$.10	$(.11)	$.25

Number of common shares used in computing net (loss) income per common share:
Basic	56,200	55,765	56,125	55,295
Diluted	56,200	55,781	56,125	55,317

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

(Amounts in Thousands, Except for Share and Per Share Amounts)	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and equivalents	$4,403	$13,590

Account receivable, net of allowance for doubtful accounts of $2,507 and $2,441	11,395	16,848
Unbilled receivables	8,530	9,632
Other current assets	4,067	6,146
Deferred tax assets - current	1,553	3,853
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $45 and $48	499	693
Total current assets	30,447	50,762

Net property and equipment	35,314	39,835
Property and equipment of discontinued operations, net of accumulated depreciation of $60 and $62, respectively	1,614	1,650
Deferred tax asset, net of liabilities	1,103	1,435
Intangibles and other assets	72,553	71,895
Total assets	$141,031	$165,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$25,628	$40,543
Current liabilities related to discontinued operations	1,512	2,197
Total current liabilities	27,140	42,740

Long-term liabilities	23,425	26,742
Long-term liabilities related to discontinued operations	1,829	1,775
Total liabilities	52,394	71,257
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,238,525 and 56,068,248 shares issued, respectively; 56,200,315 and 56,030,038 outstanding, respectively	56	56

Additional paid-in capital	102,819	102,411
Accumulated deficit	(16,005)	(9,733)
Accumulated other comprehensive loss	(2)	(3)
Less Common Stock in treasury at cost: 38,210 and 0 shares, respectively	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	86,780	92,643
Non-controlling interest	572	392
Total stockholders' equity	87,352	93,035

Total liabilities and stockholders' equity	$141,031	$165,577